                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement") dated as of January 29, 2002, is made and entered into among Intown Suites Management, Inc., a Georgia corporation ("Parent"), and each party listed under the heading Shareholders on the signature pages hereof (each a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:

     WHEREAS, Parent, Intown Sub, Inc., a Georgia corporation and wholly owned subsidiary of Parent ("Sub"), Intown Holding Company, L.L.C., a Georgia limited liability company and the sole shareholder of Parent ("Holding") and Suburban Lodges of America, Inc., a Georgia corporation (the "Company") have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, which provides for, among other things, the merger of Sub with and into the Company (the "Merger") on the terms and conditions contained in the Merger Agreement (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

     WHEREAS, as of the date hereof each Shareholder beneficially owns (except as otherwise provided in Schedule A hereto) and has the power to vote the number of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") set forth beside such Shareholder's name on Schedule A hereto (all of such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any of such Shareholders, including shares of Common Stock acquired through the exercise of any stock option, after the date hereof and prior to the Termination Date (as hereinafter defined), being referred to herein collectively as the "Shares"); and

     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Shareholders agree, and in order to induce Parent to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1.  Certain Covenants.

          1.1.  Grant of Proxy; Voting Agreement.

          (a) Each Shareholder hereby revokes or has previously revoked all prior proxies, voting agreements or powers-of-attorney given or entered into with respect to any of his, her or its Shares (other than the agreements relating to Mr. Raymond A. D. French's power to dispose or direct the disposition of the Shares referred to in Schedule A), and hereby irrevocably (to the fullest extent permitted by law) constitutes and appoints Parent, or any designee of Parent, as his, her or its true and lawful proxy and attorney-in-fact, for and in the name, place and stead of such Shareholder, to vote his, her or its Shares, at any time after the date of this Agreement and prior to the Termination Date (as hereinafter defined) (the "Term"), at any annual, special or other meeting of the shareholders of the Company and at any adjournment or postponements thereof, or pursuant to any written consent in lieu of a meeting or otherwise, in the following manner:

             (i) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement,

             (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Merger Agreement not being fulfilled,

             (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of the Company at any such meeting of shareholders or in such written consent, and

             (iv) against: (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation or other change of control involving the Company or any Subsidiary, including but not limited to any Acquisition Proposal (as defined in the Merger Agreement), (B) any sale or transfer of a material amount of the assets or securities of the Company or any Subsidiary (other than with respect to, contemplated or permitted by, the Merger Agreement) and (C) any amendment of the Company's articles of incorporation and bylaws or other proposal or transaction involving the Company or any Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or the Merger or change in any manner the voting rights of any class of the Company's capital stock.

          (b) Notwithstanding the foregoing grant to Parent of the irrevocable proxies, if Parent elects not to exercise its rights to vote any of the Shares pursuant to the irrevocable proxies, each Shareholder agrees in his, her or its capacity as a shareholder of the Company and not in his or her capacity as a director or officer of the Company, to vote his, her or its Shares during the Term as indicated in Section 1.1(a) at any annual, special or other meeting of the shareholders of the Company and at any adjournment or postponements thereof, or pursuant to any written consent in lieu of a meeting or otherwise.

          (c) Each Shareholder agrees that his, her or its irrevocable proxy and all other power and authority intended to be conferred by Section 1.1(a) are coupled with an interest sufficient in law to support an irrevocable power and shall not be terminated by any act of such Shareholder or by the occurrence of any event or events except as provided herein.

          (d) The irrevocable proxies shall not be affected by the death, disability or dissolution of any Shareholder, and shall be binding upon the heirs, successors and assigns of each Shareholder.

          1.2. Lock-up. Each Shareholder, severally and not jointly, covenants and agrees that during the Term, such Shareholder shall not, without Parent's prior written consent, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, encumber or otherwise dispose of any of such Shareholder's Shares, (b) deposit any of such Shareholder's Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder's Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, (c) enter into any contract, option or other agreement or understanding with respect to the direct or indirect sale, pledge, encumbrance, assignment, transfer (including by operation of law) or other disposition of any of such Shareholder's Shares, or (d) take any action which is intended to have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not undertaken pursuant to any Acquisition Proposal, any Shareholder may transfer any or all of such Shareholder's Shares as follows: (i) to any subsidiary, partner or member of such Shareholder, (ii) by will or by operation of law or (iii) in connection with estate and tax planning purposes, including transfers to such Shareholder's spouse, ancestors, descendants or any trust, limited liability company or partnership for any of their benefits or to a charitable trust or an organization exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person or entity to which any of such Shares or any interest in any of such Shares is or may be transferred (A) shall have executed and delivered to Parent a counterpart to this Agreement pursuant to which such person or entity shall be bound by all of the terms and provisions of this Agreement, and (B) shall have agreed in writing with Parent to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement, and
     (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created by this Agreement is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

          1.3. No Solicitation. Prior to the Termination Date, no Shareholder shall, nor shall it authorize or permit any person acting as an agent of any such Shareholder on any Shareholder's behalf, directly or indirectly,
     (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries with respect to, or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Each Shareholder agrees to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Each Shareholder will notify Parent immediately if any party contacts such Shareholder following the date hereof (other than Parent or Sub or an affiliate or an associate of Parent or Sub) concerning any Acquisition Proposal.

          1.4. Public Announcement. Each Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, and shall not issue any such press release or make any such public statement without the prior consent of Parent, except as may be required by applicable law.

          1.5. Waiver of Dissenters' Rights. Each Shareholder hereby waives, and agrees not to exercise or assert, any dissenters' rights under Section 1301 et seq. of the Georgia Business Corporation Code in connection with the Merger.

          1.6. Legending of Shares. If reasonably requested by Parent and at Parent's expense, each Shareholder agrees that any certificates representing his, her or its Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy, and may not be sold or otherwise transferred, except in accordance herewith. Subject to the terms of Section 1.2 hereof, each Shareholder agrees that such Shareholder will not transfer any of his, her or its Shares without first having the aforementioned legend affixed to the certificates representing such Shares.

          1.7. Further Assurances. Subject to Section 6.12, each Shareholder agrees to use all reasonable efforts to (i) take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and (ii) refrain from taking any action intended to impede, frustrate or prevent the Merger. Each Shareholder also agrees that, from time to time, at Parent's reasonable request, each Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

     2. Representations, Warranties and Covenants of the Shareholders. Each of the Shareholders, severally and not jointly, represents and warrants to Parent, as of the date hereof, that:

          2.1. Authorization. Such Shareholder has the requisite power and authority to enter into and deliver this Agreement and to fully perform the obligations required to be performed by such Shareholder hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder, and this Agreement has been duly executed by such Shareholder. The execution, delivery and performance of this Agreement has been duly and validly authorized by such Shareholder acting in a fiduciary, representative or corporate capacity (if applicable). Assuming this Agreement has been duly and validly executed by a duly authorized officer of Parent, this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against him, her or it in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

          2.2. No Violation. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which such Shareholder is subject, (b) violate any order, judgment or decree applicable to such Shareholder, (c) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any court order, trust document, will, agreement, document or other instrument to which such Shareholder is a party or by which such Shareholder or such Shareholder's properties may be bound, (d) require the consent of any other party to any of the items referred to above or (e) violate any of the governing documents of the Company, except for such violations, conflicts, breaches, defaults, or terminations which are not reasonably likely to have a material adverse effect on such Shareholder's ability to satisfy his, her or its obligations under this Agreement.

          2.3. No Consent. No authorization, consent or approval of, or any filing with, any public body or authority is necessary for the execution and delivery of this Agreement and consummation by the Shareholder of the transactions contemplated by this Agreement.

          2.4. Ownership. Subject to the information contained in Schedule A, such Shareholder is the beneficial owner of, and, except as set forth on Schedule A, owns good and marketable record title to, the number of Shares set forth beside such Shareholder's name and federal tax identification number on Schedule A, free and clear of any and all liens, restrictions, claims, equities, charges, options, rights of first refusal, or encumbrances, with no defects of title whatsoever, except for such restrictions arising under applicable securities law and this Agreement. Except as set forth on Schedule A, such Shareholder owns no shares of capital stock of the Company or any other equity security of the Company or right of any kind to have any such equity security issued. Such Shareholder has the exclusive right, power and authority to vote the Shares set forth on Schedule A owned by such Shareholder, and with the exception of this Agreement, such Shareholder is not party to or bound by any agreements affecting or relating to such Shareholder's right to transfer or vote the Shares owned by such Shareholder. Each of the Shareholders has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to any of the Shares.

          2.5. Shareholder Has Adequate Information. Such Shareholder is a sophisticated party with respect to his, her or its Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the Shares and has independently and without reliance upon Parent and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that Parent has not made and does not make any representation or warranty to such Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

     3. Representations and Warranties of Parent. Parent represents and warrants to each Shareholder, as of the date hereof, that:

          3.1. Authorization. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporation action on the part of the Parent. Parent has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the qualification however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

          3.2. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
     (a) require Parent to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, other than such filings required under federal securities laws, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on Parent's ability to satisfy its obligations under this Agreement.

     4. Survival of Representations and Warranties. The respective representations and warranties of each Shareholder and Parent contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

     5. Termination. This Agreement shall terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement pursuant to
Section 7.1 thereof (the "Termination Date"). At the Termination Date, this Agreement shall thereupon become void and be of no further force and effect, provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Termination Date.

     6.  Miscellaneous.

          6.1 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

          6.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof. The parties hereby agree that for purposes of this Agreement neither party has made to the other any representations, warranties or covenants or other disclosures other than those specifically contained in this Agreement. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

          6.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder except in compliance with Section 1.2 hereof without the prior written approval of the other parties; provided, however, that Parent may freely assign its rights to another wholly owned subsidiary of Holding or Parent (whether direct or indirect) without such prior written approval but no such assignment shall relieve Parent of any of its obligations hereunder.

          6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          6.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law thereof.

          6.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          6.8 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          6.9 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          6.10 Fees and Expenses. All costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          6.11 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.11:

    If to Parent:

    Intown Suites Management, Inc.
    2102 Piedmont Road
    Atlanta, Georgia 30324
    Telecopier: (404) 875-7534
    Attention: David M. Vickers

    with a copy to:

    King & Spalding
    191 Peachtree Street
    Atlanta, Georgia 30303
    Telecopier: (404) 572-5100
    Attention: Alan J. Prince, Esq.
               Susan J. Kolodkin, Esq.

    If to any of the Shareholders:

    At the address set forth under such Shareholder's name on Schedule A with a copy to:

    Sutherland Asbill & Brennan LLP
    999 Peachtree Street, N.E.
    Atlanta, Georgia 30309-3996
    Telecopier: (404) 853-8806
    Attention: Philip P. Gura, Esq.

    with a copy to:

    Kilpatrick Stockton LLP
    1100 Peachtree Street, NE, Suite 2800
    Atlanta, Georgia 30309-4530
    Telecopier: (404) 815-6555
    Attention: Michael H. Trotter, Esq.
               Daniel T. Falstad, Esq.

     6.12 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) no Shareholder makes any agreement or understanding herein in any capacity other than in such Shareholder's capacity as a record holder and beneficial owner of Shares, (b) if, during the Term, any Shareholder or any representative of any Shareholder is a member of the Company's Board of Directors or an officer of the Company, nothing herein shall be construed to limit or affect any action or inaction by any such officer or director acting in such person's capacity as a director or officer of the Company and solely in the exercise of his or her fiduciary duties and responsibilities in such capacity, and (c) no Shareholder shall have any liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by any Shareholder, or any officer, partner, member or employee, as applicable, of any Shareholder serving on the Company's Board of Directors acting in such person's capacity as a director or officer of the Company and solely in the exercise of his or her fiduciary duties and responsibilities in such capacity.

     6.13 Obligations Several. The obligations of each Shareholder under this Agreement shall be several and not joint. No Shareholder shall have any liability, duty or obligation arising out of or resulting from any failure by any other Shareholder to comply with the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          INTOWN SUITES MANAGEMENT, INC.

                                          By: /s/ David M. Vickers
                                            ------------------------------------
                                          Name:   David M. Vickers
                                              ----------------------------------
                                          Title:  CEO
                                             -----------------------------------

                    [signatures continued on following page]

                                          SHAREHOLDERS:
                                          /s/ David  Krishcher
                                          --------------------------------------
                                          David E. Krischer
                                          /s/ Dan J. Berman
                                          --------------------------------------
                                          Dan J. Berman
                                          /s/ Paul A. Criscillis, Jr.
                                          --------------------------------------
                                          Paul A. Criscillis, Jr.
                                          /s/ Kevin  Pfannes
                                          --------------------------------------
                                          Kevin R. Pfannes
                                          /s/ Gregory C. Plank
                                          --------------------------------------
                                          Gregory C. Plank
                                          /s/ G. Hunter Hilliard
                                          --------------------------------------
                                          G. Hunter Hilliard
                                          /s/ John W. Spiegel
                                          --------------------------------------
                                          John W. Spiegel
                                          /s/ Raymond French
                                          --------------------------------------
                                          Raymond A.D. French
                                          /s/ Paul Coulson
                                          --------------------------------------
                                          Paul R. Coulson

                                          SHARWELL SECURITIES TRADING LTD.

                                          By: /s/ Paul Coulson
                                            ------------------------------------
                                              Paul R. Coulson, Director

                                   SCHEDULE A

NAME AND ADDRESS OF SHAREHOLDER                                   SHARES
-------------------------------                               --------------
DAVID E. KRISCHER...........................................       2,750,203(1)
  5410 New Wellington Close
  Atlanta, Georgia 30327
DAN J. BERMAN...............................................         100,931(2)
  200 Seamarsch Court
  Atlanta, Georgia 30328
PAUL A. CRISCILLIS..........................................          10,000(3)
  3455 Bridle Trail SE
  Marietta, GA 30067
KEVIN R. PFANNES............................................           3,127(4)
  4124 Manson Avenue SE
  Smyrna, Georgia 30082
GREGORY C. PLANK............................................           1,050(5)
  960 Tyrone Place
  Roswell, Georgia 30075
G. HUNTER HILLIARD..........................................          73,293
  2570 Mountain Road
  Alpharetta, Georgia 30004
JOHN W. SPIEGEL.............................................          13,129
  3745 Randall Mill Rd NW
  Atlanta, GA 30327
RAYMOND A.D. FRENCH.........................................         307,839(6),(7)
  c/o Covington & Burling
  1330 Avenue of the Americas
  New York, New York 10019
  Attn.: Leonard Chazen, Esq
PAUL R. COULSON.............................................               0(8)
  c/o Yeoman Int'l Holdings
  6 rue Adolphe Fischer L-1520
  Luxembourg
SHARWELL SECURITIES TRADING LTD.............................         197,000(9)
  c/o Yeoman Int'l Holdings
  6 rue Adolphe Fischer L-1520
  Luxembourg
  Attn.: Paul R. Coulson

---------------

(1) of which (a) 307,144 shares are held in street name in a margin account with Salomon Smith Barney with no loans outstanding subject to a stock power; (b) 550,000 shares are held in the name of Parrotts Cove Associates, LP, a family limited partnership of which David Krischer is a limited partner and the sole general partner, in an account with Banc of America Securities; and
    (c) 550,000 shares are pledged as collateral on a loan to David Krischer from BB&T Bank pursuant to a secured note due October 25, 2002, and are subject to BB&T's right of foreclosure upon default on the underlying note and a signed but undated and uncompleted irrevocable stock power.

(2) of which: (a) 300 shares are owned by Dan Berman and Ilene Berman as joint tenants with right of survivorship and held in street name in an account with Salomon Smith Barney and (b) 100 shares are owned by Dan Berman and Ilene Berman as joint tenants with right of survivorship and held in street name in an account with UBS Paine Webber.

(3) all of which are owned by Paul A. Criscillis and Diane R. Criscillis as joint tenants with right of survivorship and held in street name in an account with Wachovia Investments, Inc.

(4) of which 117 shares are held in an individual retirement account with UBS PaineWebber as trustee for the benefit of Kevin R. Pfannes.

(5) all of which are held in an individual retirement account with Merrill Lynch as trustee for the benefit of Gregory C. Plank.

(6) of which 254,543 are held in managed accounts of Mr. French's parents, Raymond J.R. French and Alys G.C. French, and the remaining 53,296 are owned by Raymond A.D. French outright. Mr. Raymond A.D. French has the sole power to vote or to direct the vote, and to dispose of or to direct the disposition of these 307,839 shares.

(7) Mr. French also has the shared power to dispose or direct the disposition of an additional 470,261 (inclusive of the 197,000 shares held by Sharwell Securities Trading Ltd.) which Mr. Raymond A.D. French may be deemed to own beneficially.

(8) as of the date hereof, Mr. Coulson owns no shares, outright or beneficially, and has no power to vote or to direct the vote, or to dispose of or to direct the disposition of, any shares. Mr. Coulson is a Director of Sharwell Securities Trading Ltd. which owns 197,000 shares outright and has the sole power to direct the vote and the shared power to dispose or direct the disposition thereof.

(9) over which Sharwell Securities Trading Ltd. has the sole power to vote or to direct the vote and the shared power to dispose or direct the disposition thereof.